______________________________________________________________________________

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CRABTREE ACQUISITION CO, LLC,

ATHEROGENICS, INC.

AND

KING & SPALDING LLP

MARCH 17, 2009

______________________________________________________________________________

TABLE OF CONTENTS

1.	DEFINITIONS.	1

1.1.	DEFINITIONS	1
1.2.	CROSS REFERENCES	3

2.	PURCHASE AND SALE	4

2.1.	PURCHASE AND SALE	4
2.2.	EXCLUDED ASSETS	5
2.3.	ASSUMED LIABILITIES	6
2.4.	EXCLUDED LIABILITIES	7
2.5.	ASSIGNMENT OF CONTRACTS AND RIGHTS.	7
2.6.	PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.	8
2.7.	GOOD FAITH DEPOSIT.	9
2.8.	CLOSING	9
2.9.	DELIVERIES BY SELLER	9
2.10.	DELIVERIES BY PURCHASER	10

3.	REPRESENTATIONS AND WARRANTIES OF SELLER	10

3.1.	ORGANIZATION	10
3.2.	CORPORATE AUTHORIZATION	11
3.3.	GOVERNMENTAL AUTHORIZATION	11
3.4.	NONCONTRAVENTION	11
3.5.	REQUIRED CONSENTS	11
3.6.	LITIGATION	11
3.7.	COMPLIANCE WITH LAWS AND COURT ORDERS	11
3.8.	SUFFICIENCY OF AND TITLE TO THE PURCHASED ASSETS.	12
3.9.	INTELLECTUAL PROPERTY RIGHTS.	12
3.10.	ENVIRONMENTAL COMPLIANCE	13
3.11.	NO OTHER AGREEMENTS TO SELL ASSETS	14
3.12.	CERTAIN FEES	14
3.13.	“AS IS” TRANSACTION	14

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	15

4.1.	ORGANIZATION	15
4.2.	AUTHORIZATION	15
4.3.	GOVERNMENTAL AUTHORIZATION	15
4.4.	NONCONTRAVENTION	15
4.5.	FINANCING	15
4.6.	LITIGATION	16
4.7.	CERTAIN FEES	16

5.	PRE-CLOSING COVENANTS OF SELLER	16

5.1.	CONDUCT OF THE BUSINESS	16
5.2.	ACCESS TO INFORMATION	17
5.3.	INSURANCE; RISK OF LOSS	17
5.4.	NOTICES OF CERTAIN EVENTS	17

6.	PRE-CLOSING COVENANTS OF PURCHASER	18

6.1.	CONFIDENTIALITY	18
6.2.	ACCESS	18
6.3.	INSURANCE	18
6.4.	ADEQUATE ASSURANCE	18

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7.	PRE-CLOSING COVENANTS OF PURCHASER AND SELLER	19

7.1.	EFFORTS; FURTHER ASSURANCES	19
7.2.	CERTAIN FILINGS	19
7.3.	PUBLIC ANNOUNCEMENTS	19
7.4.	BID PROCEDURES MOTION AND SALE MOTION.	19
7.5.	NOTICES	21

8.	TAX MATTERS.	21

8.1.	TAX COOPERATION	21
8.2.	TRANSFER TAXES	21
8.3.	PROPERTY TAXES	21
8.4.	APPORTIONMENT	21

9.	EMPLOYEE MATTERS	22

9.1.	EMPLOYEES AND OFFERS OF EMPLOYMENT	22
9.2.	EMPLOYEE RECORDS	22
9.3.	EMPLOYEE PLANS	22
9.4.	WORKERS’ COMPENSATION	22

10.	CLOSING CONDITIONS	23

10.1.	CONDITIONS TO OBLIGATIONS OF PURCHASER AND SELLER	23
10.2.	CONDITIONS TO OBLIGATIONS OF PURCHASER	23
10.3.	CONDITIONS TO OBLIGATIONS OF SELLER	23

11.	SURVIVAL; INDEMNIFICATION	24

11.1.	SURVIVAL	24
11.2.	INDEMNIFICATION	24

12.	TERMINATION	24

12.1.	GROUNDS FOR TERMINATION	24
12.2.	EFFECT OF TERMINATION	25
12.3.	EXPENSES	25
12.4.	EXCLUSIVE REMEDIES	25

13.	MISCELLANEOUS.	25

13.1.	NOTICES	25
13.2.	WAIVERS	26
13.3.	SUCCESSORS AND ASSIGNS	26
13.4.	GOVERNING LAW	27
13.5.	JURISDICTION.	27
13.6.	WAIVER OF JURY TRIAL	27
13.7.	THIRD PARTY BENEFICIARIES	28
13.8.	ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS	28
13.9.	CAPTIONS, INTERPRETATION	28

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of March 16, 2009 (this “Agreement”) is entered into by and between Crabtree Acquisition Co, LLC, a Delaware limited liability company (“Purchaser”), AtheroGenics, Inc., a Georgia corporation (“Seller”), and solely for the purposes of Section 2.7, King & Spalding LLP, a Georgia limited liability partnership (“Seller's Counsel”).  Purchaser and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Seller is a pharmaceutical company engaged in the business of developing and commercializing pharmaceutical products that treat diabetes and diabetes-related disorders, cardiovascular and inflammatory diseases (the “Business”);

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver the Purchased Assets (as defined below) and to assign the Assumed Liabilities (as defined below), and Purchaser desires to purchase, take delivery of, and assume such Purchased Assets and Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller is a debtor and debtor-in-possession in a Chapter 11 bankruptcy case that is pending in the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division (the “Bankruptcy Court”), under Case No. 08-78200 (the “Bankruptcy Case”); and

WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) will be consummated pursuant to a Sale Order (as defined below) to be entered in the Bankruptcy Case under Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code (as defined below), and the Transactions and this Agreement are subject to the approval of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties, and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, intending to be legally bound, the Parties agree as follows:

1. Definitions.

1.1. Definitions.  The following terms, as used herein, have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.

(b) “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended.

(c) “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close.

(d) “Claim” means a “claim" as defined in Section 101 of the Bankruptcy Code.

(e) “Closing Date” means the date of the Closing.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) "Confidentiality Agreement" means the Confidentiality Agreement dated November 12, 2008, executed by or on behalf of Purchaser and Seller.

(h) “Cure Costs” means all amounts that must be paid and all obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1) (A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assumed Contracts, Chapter 11 Licenses and Intellectual Property Rights to Purchaser as provided herein.

(i) “Intellectual Property Right” means any trademark, service mark, trade name, invention (whether patented or not), U.S. or foreign patent, pending patent application in the U.S. or foreign jurisdictions, any continuation, divisional or equivalent thereof, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), license agreement (to the extent such license agreement is transferable) or any other similar type of proprietary intellectual property right owned by, subject to assignment to, or controlled by Seller.

(j) “Knowledge of Seller” or any other similar knowledge qualification in this Agreement means all facts actually known by the following individuals:  Joseph M. Gaynor, Jr., Mark P. Colonnese and Russell M. Medford.

(k) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

(l) “Material Adverse Effect” means a material adverse effect on the Business and the Purchased Assets, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with (i) the Transactions or the public announcement thereof, (ii) changes or conditions affecting the industry generally in which Seller operates, (iii) changes in economic, regulatory or political conditions generally, (iv) changes resulting from the commencement or continuation of the Bankruptcy Case, (v) actions taken by the Seller pursuant to (or as contemplated by) orders entered by the Bankruptcy Court in the Bankruptcy Case, or (vi) changes or conditions affecting the availability, terms or pricing of credit or equity financing.

(m) “Permitted Liens” means Liens for Taxes, assessments and similar charges that are not yet due or are being contested in good faith.

(n) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(o) “Petition Date” means October 15, 2008.

(p) “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date, and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

(q) “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Taxable period.

(r) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

1.2. Cross References.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivable	2.1(e)
Acquired Intellectual Property Right	2.1(g)
Agreement	Preamble
Apportioned Obligations	8.3
Assignment and Assumption Agreement	2.9(a)
Assumed Contracts	2.1(c)
Assumed Liabilities	2.3
Bankruptcy Case	Recitals
Bankruptcy Court	Recitals
Business	Recitals
Chapter 11 Contracts	2.1(c)
Chapter 11 Licenses	2.1(d)
Closing	2.8
COBRA Beneficiaries	9.3(b)
COBRA Coverage	9.3(b)
End Date	12.1(e)
Environmental Laws	3.10(d)
Excluded Assets	2.2
Excluded Liabilities	2.4
Good Faith Deposit	2.7 (a)

Hazardous Materials	3.10(e)
Inventory	2.1(a)
Party	Preamble
Parties	Preamble
Post-Closing Tax Period	8.3
Post-Petition Contracts	2.1(b)
Purchase Price	2.6(a)
Purchased Assets	2.1
Purchaser	Preamble
Required Consents	3.5
Restricted Purchased Asset	2.5(c)
Sale Motion	7.4(a)
Sale Order	7.4(a)
Seller	Preamble
Seller's Counsel	Preamble
Taxing Authority	1.1(v)
Transactions	Recitals
Transfer Taxes	8.2
Transferred Employees	9.1(a)
Transferred Employees' Employment Date	9.4

2. Purchase and Sale

2.1.            Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all right, title and interest of Seller as of the Closing Date in and to the following assets, properties and rights (the “Purchased Assets”), to the extent owned, held or primarily used in the conduct of the Business, free and clear of all Liens and Claims (other than Permitted Liens and the Assumed Liabilities) and to the extent that such assets are not excluded pursuant to Section 2.2:

(a) all inventory (including raw materials, work in process, and finished goods) and supplies, including all experimental drug products, placebos, comparator drug products, retained plasma samples, and stability samples (collectively, the “Inventory”);

(b) all contracts, agreements, leases, commitments, and orders of Seller, in each case executed or entered into after the Petition Date and all contracts, agreements, leases, commitments, and orders of Seller entered into from and after the date of this Agreement and prior to Closing and, in each case, including those that are set forth on Schedule 2.1(b) (collectively, the “Post-Petition Contracts”);

(c) the executory contracts and unexpired leases of Seller that were executed or entered into on or prior to the Petition Date and that are set forth on Schedule 2.1(c) (the “Chapter 11 Contracts”; the Post-Petition Contracts and the Chapter 11 Contracts are referred to collectively as the “Assumed Contracts”);

(d) all transferable licenses, permits or other governmental authorizations of Seller (“Chapter 11 Licenses”);

(e) except as provided in Section 2.2(i), all accounts receivable (the “Accounts Receivable”);

(f) all machinery, equipment (including computer and office equipment, office supplies and laboratory equipment), furniture, furnishings, and other items of tangible personal property, including the items listed on Schedule 2.1(f);

(g) all Intellectual Property Rights, including the items listed on Schedule 2.1(g) (the "Acquired Intellectual Property Rights");

(h) all research and development records and reports, product stability protocols and data, clinical protocols, case report forms (including case report forms for individual patients), statistical plans, clinical study reports and analyses, regulatory records, investigational new drug (ind) application documentation, correspondence with investigators and regulators, and related materials;

(i) all books, records, files and papers of Seller relating to the Business or the Purchased Assets, excluding employee records of Seller's employees that are not Transferred Employees; and

(j) except as provided in Section 2.2(b), all insurance claims arising from or relating to the Purchased Assets prior to the Closing Date, and all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non contingent.

2.2. Excluded Assets.  Notwithstanding any other provision of this Agreement to the contrary, the Purchased Assets shall not include any assets, properties or rights not specifically identified in Section 2.1, including the following (the “Excluded Assets”):

(a) all of Seller’s cash and cash equivalents on hand (including all undeposited checks) and in banks or other financial institutions and all of Seller’s short-term investments, including commercial paper, corporate notes and government agency notes;

(b) all preference claims, fraudulent transfer claims, avoidance actions or other causes of action, whether arising under the Bankruptcy Code or otherwise, and the proceeds thereof, including actions available to Sellers under Section 510 or under any of Sections 542 through 553 of the Bankruptcy Code, of whatever kind or nature, and whether asserted or unasserted;

(c) the minute books and organizational documents of Seller;

(d) any unexpired lease or executory contract that is identified on Schedule 2.2(d) or that is not identified in this Agreement as an Assumed Contract;

(e) all insurance policies relating to the Business and all claims arising under such policies prior to the Closing, and all credits, premium refunds, proceeds, causes of action or rights thereunder, in each case, other than those claims arising prior to Closing that arise from or relate to the Purchased Assets;

(f) all rights of Seller arising under this Agreement or in connection with the Transactions;

(g) any Purchased Asset sold or otherwise disposed of pursuant to Section 5.1(b) prior to the Closing Date;

(h) any Tax refund or reimbursement due to Seller or its Affiliates and relating to the Business;

(i) all accounts, notes and other receivables and amounts owed to the Seller by any one or more of Seller’s Affiliates or employees;

(j) all utility deposits, security deposits and other deposits of any kind or nature whatsoever;

(k) all fixtures currently owned or leased by Seller; and

(l) Employee records of any Seller employee who is not a Transferred Employee.

At any time prior to Closing, Purchaser may, in its sole discretion, by written notice to Seller, elect not to acquire and assume one or more Purchased Assets.  In such event, the applicable schedule, if any, shall be deemed to be amended without further action by either Party and such Purchased Assets shall be considered Excluded Assets for all purposes hereunder.

2.3. Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of the Closing, to assume, pay, perform and discharge, promptly when payment or performance is due or required, the following liabilities and obligations of Seller or the Business (the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller related to or arising under the Assumed Contracts, Chapter 11 Licenses and Intellectual Property Rights from and after the Closing;

(b) all Cure Costs;

(c) all Apportioned Obligations of Purchaser;

(d) any and all costs and expenses necessary in connection with providing “adequate assurance of future performance” with respect to the Assumed Contracts (as contemplated by Section 365 of the Bankruptcy Code);

(e) all Transfer Taxes; and

(f) all liabilities relating to or arising from the operation of the Business or the ownership of the Purchased Assets by Purchaser from and after the Closing, including all amounts due and owing to foreign patent agents with respect to services provided from and after the Closing.

From and after the Closing, Purchaser shall indemnify the Seller with respect to any claims or liabilities relating to, and hold the Seller harmless from, the Assumed Liabilities.

2.4. Excluded Liabilities.  Notwithstanding any other provision of this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature, whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

2.5. Assignment of Contracts and Rights.

(a) To the maximum extent permitted by the Bankruptcy Code, the Assumed Contracts and Intellectual Property Rights shall be assumed by Seller and assigned to Purchaser at the Closing pursuant to Sections 105, 363 and/or 365 of the Bankruptcy Code.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Purchaser or Seller thereunder.

(b) If required by applicable law or the terms thereof to validly assign any Assumed Contract or Intellectual Property Right without breach or violation thereof, Seller agrees to use commercially reasonable efforts to obtain the consent of each other party to any such Assumed Contract or Intellectual Property Right prior to the Closing; provided, however, that no modification of any such Assumed Contract or Intellectual Property Right shall be made without Purchaser's prior written consent and the form of the consent to assignment shall be subject to the prior written approval of Purchaser (which shall not be withheld unreasonably).

(c) If there are any Required Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Assumed Contract or Intellectual Property Right as to which such Required Consent was not obtained (or otherwise are not in full force and effect) (each, a "Restricted Purchased Asset"), Purchaser may, but shall not be required to, waive the closing conditions as to any such Required Consent and either:  (i) elect to have Seller continue to use its commercially reasonable efforts to obtain the Required Consent; or (ii) elect to have Seller retain that Restricted Purchased Asset and all liabilities arising therefrom or relating thereto (without any adjustment to the Purchase Price).  If Purchaser elects to have Seller continue its commercially reasonable efforts to obtain any Required Consent and the Closing occurs, notwithstanding this Agreement, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of any Restricted Purchased Asset, and following the Closing, the parties shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain the Required Consent relating to each Restricted Purchased Asset as quickly as practicable; provided, however, that the payment of money by Purchaser shall not be required in connection therewith.  Prior to the obtaining of such Required Consents, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of any and all Restricted Purchased Asset for their respective terms (or any right or benefit arising thereunder, including the enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereunder).  When a Required Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Purchased Asset to Purchaser, and Purchaser shall assume the obligations under such Restricted Purchased Asset assigned to Purchaser from and after the date of assignment to Purchaser pursuant to an assignment and assumption agreement substantially similar in terms and conditions set forth in the Assignment and Assumption Agreement (which agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Purchaser).

2.6.            Purchase Price; Allocation of Purchase Price.

(a) In addition to the assumption of the Assumed Liabilities, in consideration for the sale, transfer and delivery of the Purchased Assets, at the Closing, Purchaser shall deliver to Seller Two Million Dollars ($2,000,000.00) (the “Purchase Price”) by wire transfer of immediately available federal funds to a bank account (or accounts) as shall be designated in writing no later than one (1) day prior to the Closing Date by Seller to Purchaser, which amount shall be reduced by the amount of the Good Faith Deposit disbursed to Seller as a credit against the Purchase Price in accordance with Section 2.7(b)(i).

(b) Purchaser and Seller agree that the Purchase Price, applicable Assumed Liabilities and other relevant items shall be allocated in accordance with Section 1060 of the Code and the regulations thereunder and Schedule 2.6 hereof (such schedule to be determined jointly by Purchaser and Seller prior to Closing).  Purchaser and Seller each agrees to provide the other promptly with any other information required to complete Schedule 2.6.  Such allocation shall be binding on Purchaser and Seller for all purposes including the reporting of gain or loss and determination of basis for income tax purposes, and each of the parties hereto agrees that it will file a statement (on IRS Form 8594 or other applicable form) setting forth such allocation with its federal and applicable state income tax returns and will also file such further information or take such further actions as may be necessary to comply with the Treasury Regulations that have been promulgated pursuant to Section 1060 of the Code and similar applicable state laws and regulations.

2.7.            Good Faith Deposit.

(a) Simultaneously with the execution of this Agreement, Purchaser shall deposit with Seller’s Counsel cash in immediately available federal funds by wire transfer to an account or accounts designated by Seller’s Counsel, an amount equal to Two Hundred Thousand Dollars ($200,000.00) (the “Good Faith Deposit”), to be held in escrow by Seller's Counsel in a non-interest bearing account until applied as provided in Section 2.7(b).

(b) Seller's Counsel shall deliver the Good Faith Deposit to the Seller only upon the happening of any of the following:  (i) at the Closing as a credit against the Purchase Price, or (ii) upon the termination of this Agreement pursuant to Section 12.1(h) by Seller due to any of the conditions of Section 10.3 not being satisfied.  Seller's Counsel shall return the Good Faith Deposit to Purchaser if the Agreement is terminated pursuant to Sections 12.1(a), (b), (c), (d), (e), (f) or (i), or if the Agreement is terminated pursuant to Section 12.1(g) by Purchaser due to any of the conditions of Section 10.2 not being satisfied.

2.8.            Closing.  Subject to the satisfaction of the conditions set forth in Section 10 (other than those requiring a delivery, or the taking of other action, at the Closing), the closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities shall take place at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia, on the third (3rd) Business Day following entry of the Sale Order or at such other time or place as Purchaser and Seller may agree.  The Closing shall be effective at 12:01 a.m. (local time in Atlanta, Georgia) on the Closing Date.

2.9. Deliveries by Seller.  At the Closing, Seller will deliver or cause to be delivered to Purchaser (unless delivered previously) the following:

(a) a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), duly executed by Seller;

(b) a recordable assignment of all patents and patent applications that constitute Acquired Intellectual Property Rights, duly executed by Seller;

(c) a copy of the Sale Order, certified by the clerk of the Bankruptcy Court;

(d) a copy of each Required Consent;

(e) a certificate duly executed by the Seller certifying as to the matters set forth in Section 10.2;

(f) a certificate duly executed by Seller acknowledging delivery by Purchaser of the items set forth in Section 2.10;

(g) evidence of the releases of any and all Liens on the Purchased Assets (other than Permitted Liens and Assumed Liabilities), each in form and substance satisfactory to Purchaser in its reasonable discretion; and

(h) all other documents, instruments and writings reasonably requested by Purchaser to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

2.10. Deliveries by Purchaser.  At the Closing, Purchaser will deliver or cause to be delivered to Seller (unless previously delivered) the following:

(a) the Purchase Price less the Good Faith Deposit;

(b) the Assignment and Assumption Agreement, duly executed by Purchaser;

(c) a Certificate of Good Standing of Purchaser issued by the Secretary of State of the State of Delaware dated within thirty (30) calendar days of the Closing Date;

(d) a copy of resolutions adopted by the manager of Purchaser authorizing and approving the execution and delivery of this Agreement and all agreements and other documents and instruments contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect as of the Closing Date by the Secretary of Purchaser;

(e) a copy of the certificate of formation of Purchaser, including all amendments thereto, certified by the Secretary of State of the State of Delaware dated as of a date within thirty (30) days of Closing and certified as true, complete and correct and in full force and effect as of the Closing Date by the Secretary of Purchaser, and a copy of the limited liability company agreement of Purchaser, including all amendments thereto, certified as true, complete and correct and in full force and effect as of the Closing Date by the Secretary of Purchaser;

(f) a certificate duly executed by the Secretary of Purchaser certifying as to the matters set forth in Section 10.3;

(g) a certificate duly executed by Purchaser acknowledging delivery by Seller of the items set forth in Section 2.9; and

(h) all other documents, instruments and writings reasonably requested by Seller to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement.

3. Representations and Warranties of Seller.  Subject to the terms, conditions and limitations set forth in this Agreement, Seller hereby represents and warrants to Purchaser as follows:

3.1. Organization.  Seller is a corporation validly existing under the laws of the State of Georgia, and Seller has the corporate power and authority to own, lease and operate the Purchased Assets and to carry on in all material respects the Business as now being conducted.

3.2. Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions are within Seller’s corporate powers and have been duly authorized by all necessary action on the part of Seller.  Subject to entry by the Bankruptcy Court of the Sale Order in the Bankruptcy Case, this Agreement constitutes a valid and binding agreement of Seller that is enforceable in accordance with its terms.

3.3. Governmental Authorization.  Except as disclosed in Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller require no action by or in respect of, or filing with, any governmental body, agency or official other than (a) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and (b) any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

3.4. Noncontravention.  Subject to entry by the Bankruptcy Court of the Sale Order in the Bankruptcy Case, the execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions do not and will not (a) violate Seller’s articles or certificate of incorporation, as amended, or bylaws, (b) assuming compliance with the matters referred to in Section 3.3, materially violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) except as to matters which would not reasonably be expected to have a Material Adverse Effect, constitute a default under, violation of or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to any Purchased Asset to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller except for breaches and defaults referred to in Section 365(b)(2) of the Bankruptcy Code, (d) result in the creation or imposition of any Lien on any Purchased Asset (other than Liens that will be released at or prior to Closing by virtue of entry of the Sale Order), or (e) cause Purchaser to become subject to, or to become liable for the payment of, any Tax or other liability that is not an Assumed Liability.

3.5. Required Consents.  Except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and except as otherwise set forth on Schedule 3.5 (the “Required Consents”), there is no agreement or other instrument binding upon Seller requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date.

3.6. Litigation.  Except as disclosed in Schedule 3.6, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened against or affecting, the Purchased Assets before any court or arbitrator or any governmental body, agency or official which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

3.7. Compliance with Laws and Court Orders.  To the Knowledge of Seller, Seller is not in violation of any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Business, except for violations which would not reasonably be expected to have a Material Adverse Effect.

3.8. Sufficiency of and Title to the Purchased Assets.

(a) The Purchased Assets constitute all of the material property and assets owned, held or primarily used in the conduct of the Business (other than the Excluded Assets).

(b) Seller has good title to all of the Purchased Assets.  Upon the Sale Order having been entered by the Bankruptcy Court and in accordance with the terms of the Sale Order, (i) subject to Section 2.5, Seller will have complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Purchased Assets to Purchaser, and (ii) the Assignment and Assumption Agreement to be executed by Seller and delivered to Purchaser at the Closing shall be valid and binding obligations of Seller, enforceable in accordance with its terms and shall effectively vest in Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens and Claims other than Assumed Liabilities and Permitted Liens.

3.9. Intellectual Property Rights.  Except as set forth on Schedule 3.9:

(a) Schedule 2.1(g) contains a complete and accurate list of all of the Intellectual Property Rights owned (in whole or in part) or licensed by Seller which are being acquired by Purchaser.  To the Seller’s Knowledge, all of the Acquired Intellectual Property Rights listed on Schedule 2.1(g) are in good standing and, to the extent applicable, are duly authorized, validly issued and enforceable and have not been cancelled.

(b) Seller is the owner or exclusive licensee of all right, title and interest in and to each of the Acquired Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens), except as such rights may be limited as set forth on Schedule 3.9(b).  To the Seller’s Knowledge, Seller's conduct of the Business does not infringe any of the intellectual property assets or other proprietary right of any Person.  Except as set forth on Schedule 3.9(b), (i) there are no licenses now outstanding or other rights granted to any Person with respect to any of the Acquired Intellectual Property Rights; (ii) Seller is not a party to any contract or agreement with respect to any of the Acquired Intellectual Property Rights; and (iii)  Seller has not received any written notice or other written communication asserting that Seller has infringed, misappropriated or otherwise made any unlawful or unauthorized use of any of its Acquired Intellectual Property Rights, and, to Seller's Knowledge, there is no basis for any such claim.  To Seller's Knowledge, no third party is infringing any of Seller's rights in any of its Acquired Intellectual Property Rights.

(c) Upon consummation of the transactions contemplated by this Agreement, Purchaser shall receive Seller’s complete right, title and interest in and to all tangible and intangible property rights existing in the Acquired Intellectual Property Rights.

(d) Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any governmental entity or regulatory authority or arbitrator applicable to the Acquired Intellectual Property Right or Seller's activities in connection therewith.

(e) Seller has not agreed to indemnify any Person against any charge of infringement or other violation with respect to any of the Acquired Intellectual Property Rights.

(f) Seller has the right, which is non-terminable and not subject to expiration or revocation, to develop, license, control, regulate the use of or otherwise exploit the Acquired Intellectual Property Rights without any valid legal or equitable claim by, or payment or other obligation owing to, or required consent from, any Person.

3.10. Environmental Compliance.  Except as set forth on Schedule 3.10:

(a) Seller has obtained and is in material compliance with all permits, approvals, licenses and authorizations required under any Environmental Laws to operate the Business.  Seller has not received any written notice or been cited for any violation or potential violation of any such permit, approval, license or authorization by any governmental entity that would result in material liability.

(b) Seller is in material compliance, and has at all times complied in all material respects, with all Environmental Laws, and Seller has not received any written notice or been cited for any violation or potential violation of any such Environmental Laws.  To Seller’s Knowledge, no capital expenditures by Seller or Purchaser (following the Closing Date) shall be required to establish or maintain compliance with any applicable Environmental Laws.  To Seller’s Knowledge, there is no pending investigation, civil, criminal or administrative action, written notice or demand letter, notice of violation or other proceeding by any governmental entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials.  Seller has not received any written notice or other written communication concerning any past, present or future events, actions or conditions which may give rise to any liability of Seller or Purchaser (following the Closing Date) relating to the presence of Hazardous Materials on any real property owned or leased by Seller.  Seller has no agreement with any governmental entity relating to any such environmental matter or any environmental or Hazardous Materials cleanup.

(c) As used in this Agreement, "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface, water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(d) As used in this Agreement, "Hazardous Materials" means any pollutants, contaminants, by-products, wastes, dangerous, toxic or hazardous substances, constituents, compounds or chemicals (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon and other pesticides, explosives, flammables, corrosives and urea formaldehyde foam) that are regulated by, or may form the basis of liability under, any Environmental Law and includes the meanings of all such terms in or under any Environmental Law.

3.11. No Other Agreements to Sell Assets.  Seller has no obligation, absolute or contingent, to any Person (other than Purchaser) to sell any of the Purchased Assets, or to effect any merger, consolidation or other reorganization of Seller, or to enter into any agreement with respect thereto.

3.12. Certain Fees.  Except for the fees and expenses of Merriman, Curhan, Ford & Co., Seller has not incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.  Purchaser shall have no responsibility to satisfy any liability of the Seller for any of the fees described in this Section 3.12.

3.13. “AS IS” TRANSACTION.  PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS SECTION 3, THE CONSENT OF A PARTY TO THE CLOSING SHALL CONSTITUTE A WAIVER BY SUCH PARTY OF ANY CONDITIONS TO CLOSING NOT SATISFIED AS OF THE CLOSING DATE, AND FOLLOWING CLOSING SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS, INCLUDING INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, THE PHYSICAL CONDITION OF ANY PROPERTY COMPRISING A PART OF THE PURCHASED ASSETS OR WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSIGNED TO PURCHASER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE PURCHASED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS.  PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE

PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, UPON THE CLOSING DATE, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

4. Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as follows:

4.1. Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

4.2. Authorization.  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions are within the company powers of Purchaser and have been duly authorized by all necessary action on the part of Purchaser.  This Agreement constitutes a valid and binding agreement of Purchaser that is enforceable in accordance with its terms.

4.3. Governmental Authorization.  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions by Purchaser require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and (ii) any such action or filing as to which the failure to make or obtain would not have a material adverse effect on the Purchaser or its ability to close the Transactions.

4.4.            Noncontravention.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of the articles or certificate of incorporation of Purchaser; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental entity; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound; or (d) violate any law, order, injunction or decree applicable to Purchaser, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not materially and adversely affect the ability of Purchaser to consummate the Transactions, or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller.

4.5.            Financing.  Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

4.6. Litigation.  There is no action, suit, investigation or proceeding pending against or, to the knowledge of Purchaser, threatened against or affecting Purchaser before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

4.7. Certain Fees.  Purchaser has not employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.

4.8. Inspections; No Other Representations.  Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of properties and assets such as the Purchased Assets and assumption of liabilities such as the Assumed Liabilities as contemplated hereunder.  Purchaser acknowledges that Seller has given Purchaser complete and open access to the key employees, documents and facilities of the Business.  Purchaser acknowledges and agrees that the Purchased Assets are being sold on an “as is, where is” basis and Purchaser agrees to accept the Purchased Assets and the Assumed Liabilities in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Purchaser acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future prospects or operations of the Business or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement.

5. Pre-Closing Covenants of Seller.  Seller agrees that:

5.1.            Conduct of the Business.  Except as may be required by the Bankruptcy Court, except for the consequences resulting from the commencement and continuation of the Bankruptcy Case, and except as may be required or contemplated by this Agreement, from the date hereof until the sooner of the Closing Date or the date of termination of this Agreement, Seller shall use its commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice, to preserve and protect the Acquired Intellectual Property Rights and other Purchased Assets, and to preserve intact the business organizations and relationships with third parties (including suppliers) and to keep available the services of the present employees of the Business at their current levels of compensation.  Without limiting the generality of the foregoing, from the date hereof until the sooner of the Closing Date or the date of termination of this Agreement, except (i) as disclosed on Schedule 5.1, (ii) as may be required by the Bankruptcy Court, (iii) for the consequences resulting from the commencement and continuation of the Bankruptcy Case, or (iv) as may be required or contemplated by this Agreement, Seller will not:

(a) with respect to the Business acquire a material amount of assets from any other Person;

(b) sell, lease, license or otherwise dispose of any material Purchased Assets except (i) pursuant to existing contracts or commitments disclosed to Purchaser prior to the date of this Agreement, (ii) in the ordinary course consistent with past practice, or (iii) subject to Section 7.4, in connection with a higher or better bid for the Purchased Assets;

(c) agree or commit to do any of the foregoing; or

(d) take any action that would reasonably be expected to cause the failure of any condition contained in Section 10.2 (other than actions taken by Seller in connection with the discharge of its fiduciary duties during the Bankruptcy Case).

5.2.            Access to Information.  From the date hereof until the earlier of the Closing Date or the date of termination of this Agreement, Seller shall reasonably afford, and shall cause its officers, employees, attorneys and other agents to reasonably afford, to Purchaser and its counsel, accountants and other representatives, access (at reasonable times during normal business hours) to officers and other employees of the Business for the purposes of evaluating the Business and all properties, books, accounts, records and documents of, or relating to, the Business, subject to the terms of the Confidentiality Agreement.  All access to the officers, employees, properties, books, accounts, records and/or documents of the Business shall be arranged on behalf of Seller by Michael Margolis or John Chambers from Merriman, Curhan, Ford & Co.

5.3. Insurance; Risk of Loss.  Any loss or damage to the Purchased Assets from fire, theft or other casualty or cause, reasonable wear and tear excepted, prior to the Closing, shall be the responsibility of Seller, and Seller shall bear the risk of loss with respect thereto.  If, prior to the Closing, all or any material part of the Purchased Assets are damaged by fire, theft or other casualty or by any other cause whatsoever, reasonable wear and tear excepted, Seller shall promptly give Purchaser written notice of such damage.  In the event of any such damage, Purchaser shall have the option to:  (a) require Seller to convey the Purchased Assets on the Closing Date to Purchaser in a damaged condition and to assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under any insurance policies covering the Purchased Assets (with a credit for any deductible amount); or (b) terminate this Agreement.

5.4.     Notices of Certain Events.  Seller shall promptly notify Purchaser of, and provide copies of, if applicable:

(a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;

(b) any material written communication from any governmental or regulatory agency or authority in connection with or relating to the Transactions;

(c) any written communication sent to or received from the United States Food and Drug Administration and relating to the Purchased Assets;

(d) any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller hereunder; and

(e) the commencement of any actions, suits, investigations or proceedings relating to Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.6.

6. Covenants of Purchaser.  Purchaser agrees that:

6.1.            Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect.  After the Closing has occurred, the Confidentiality Agreement shall be terminated to the extent relating to the Purchased Assets, Assumed Liabilities and the employees of Seller, and shall, with respect to any of the Excluded Assets and Excluded Liabilities, remain in full force and effect.

6.2.            Access.  On and after the Closing Date, upon reasonable advance notice, Purchaser will afford promptly to Seller and its agents, at Seller's expense, reasonable access during normal business hours to the properties, books and records acquired from Seller and Purchaser's employees, auditors and counsel to the extent necessary for financial reporting and accounting matters, employee benefits matters, the preparation and filing of any Tax returns, reports or forms, the preparation and filing of reports and other documents with the Securities and Exchange Commission, the defense of any Tax audit, claim or assessment, the reconciliation of Claims in the Bankruptcy Case, to permit Seller to determine any matter relating to its rights and obligations hereunder, or any other reasonable business purpose related to the Excluded Assets or Excluded Liabilities; provided, however, that any such access by Seller shall not unreasonably interfere with the conduct of the business of Purchaser; provided, further, at the request of Purchaser, Seller shall execute (on its behalf and on behalf of its agents and representatives) a reasonable confidentiality agreement in connection with being provided such access.

6.3. Insurance.  To the extent that any insurance policies of Seller or any of its Affiliates cover any loss, liability, claim, damage or expense relating to any Purchased Assets and such insurance policies continue after the Closing to permit claims to be made thereunder with respect to events occurring prior to the Closing, Purchaser shall cooperate with Seller in submitting and pursuing such claims.

6.4. Adequate Assurance.  In connection with the entry of the Approval Order, Purchaser shall take any and all reasonable actions needed to provide “adequate assurance of future performance” with respect to the Assumed Contracts and any Intellectual Property Rights pursuant to Section 365 of the Bankruptcy Code.

6.5. Required Consents.  Purchaser shall use its commercially reasonable efforts to obtain the Required Consents as soon as possible and, in any event, prior to the End

Date; provided, however, that the foregoing shall not require the Purchaser to pay money or agree to terms less economically advantageous to Purchaser.

7. Pre-Closing Covenants of Purchaser and Seller.  Purchaser and Seller agree that:

7.1. Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Purchaser and Seller will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided, however, Seller shall be entitled to take such actions as are required in connection with the discharge of its fiduciary duties during the Bankruptcy Case (including soliciting higher or better offers for the Purchased Assets).  Seller and Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to vest in Purchaser good title to the Purchased Assets or to evidence the assumption by Purchaser of the Assumed Liabilities.

7.2. Certain Filings.  Seller and Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assumed Contracts or Acquired Intellectual Property Rights, in connection with the consummation of the Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any actions, consents, approvals or waivers.

7.3.     Public Announcements.  Purchaser shall not make any public announcements or statements concerning the Transactions without the prior written consent of Seller.  Purchaser acknowledges and agrees that Seller may provide copies of this Agreement to parties in interest in the Bankruptcy Case and to those parties to whom Seller determines it is necessary to provide copies in connection with soliciting higher or better bids for the Purchased Assets or as otherwise necessary in connection with the Bankruptcy Case.  Seller also shall be entitled to file a copy of this Agreement with the Bankruptcy Court or as otherwise required by law.

7.4.      Bid Procedures Motion and Sale Motion.

(a) On or before the date of execution of this Agreement, Seller will file: a motion (the "Procedures/Sale Motion") seeking (i) at an initial, interim, hearing, the entry of an order (the “Bid Procedures Order”), in a form and substance reasonably acceptable to Purchaser, (A)  establishing notice, bidding, and sale procedures (collectively, the "Bid Procedures") to be used in connection with the sale of Seller’s non-cash assets; (B) approving the Bid Protections (as defined below); and (C) setting a hearing (the “Sale Hearing”) to consider the sale of the Seller’s assets to the party who submitted the highest or best offer for the assets pursuant to the Bid Procedures; and (ii) at the Sale Hearing, the entry of an order (the “Sale Order”), in form and substance acceptable to the Purchaser, authorizing and approving the sale of the Purchased Assets to Purchaser or to the party who submitted the highest or best offer for the Purchased

Assets (the "Sale Order").  The Seller shall use its commercially reasonable efforts to obtain the entry by the Bankruptcy Court of the Bid Procedures Order no later than March 20, 2009, and entry by the Bankruptcy Court of the Sale Order no later than March 27, 2009.

(b) The Procedures/Sale Motion shall seek approval of, and the Bid Procedures Order shall approve, Bid Procedures that are in the form and substance reasonably satisfactory to Purchaser.  In particular, the Bid Procedures shall provide that, to be a qualified bid, an initial overbid for the Purchased Assets shall be in cash in an amount equal to not less that the sum of (i) the Purchase Price, (ii) the Bid Protections, and (iii) $100,000.00.

(c) The Bid Procedures Order shall provide that the Purchaser shall be entitled to receive from the Seller (i) a fee in an amount equal to $200,000.00 (the "Break-Up Fee"), plus (ii) the reimbursement of Purchaser's actual, reasonable, out-of-pocket expenses incurred in connection with Purchaser’s due diligence investigation and the negotiation and execution of this Agreement and the other documents contemplated hereby in an amount that does not exceed $200,000.00 (the "Reimbursement Amount; the Break-Up Fee and the Reimbursement Amount are referred to collectively as the “Bid Protections”); provided, however, the Bid Protections shall be due and payable to Purchaser only in the event that (A) Seller consummates a sale of the Purchased Assets to a party (other than Purchaser) who submits a higher or better offer for the Purchased Assets pursuant to the Bid Procedures, and (B) this Agreement shall not have been terminated by Seller due to a material breach by Purchaser.  The Bid Procedures Order shall provide that any payment of the Bid Protections shall be deemed to be an administrative expense, with priority over any and all claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code.  The Bid Procedures Order shall provide for such super-priority administrative expense rights in form and substance satisfactory to Purchaser.

(d) Purchaser and the Seller shall cooperate in good faith with filing and prosecuting, on an expedited basis, the Procedures/Sale Motion and obtaining entry of the Bid Procedures Order and the Sale Order, and the Seller shall deliver to Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for Purchaser and its counsel to review and comment upon, copies of all proposed pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed by the Seller in connection with the Procedures/Sale Motion and the relief requested therein.

(e) Seller and Purchaser shall each use commercially reasonable efforts, and shall cooperate, assist and consult with each other, to secure the entry of the Sale Order; provided, however, Seller shall be entitled to take such actions as may be required in connection with the discharge of its fiduciary duties in the Bankruptcy Case (including soliciting higher or better offers for the Purchased Assets).  The Seller shall provide Purchaser with any information provided to any prospective buyers not previously provided to Purchaser.  The Seller shall promptly notify Purchaser of any written proposal received by the Seller with respect to a competing transaction, and the

      Seller shall communicate to Purchaser the material terms of any written proposal which it may receive with respect to any competing transaction.

7.5.            Notices.  If at any time (i) Purchaser becomes aware of any material breach by Seller of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Seller, or (ii) Seller becomes aware of any breach by Purchaser of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Purchaser, the Party becoming aware of such breach shall promptly notify the other Party, in accordance with Section 13.1, in writing of such breach.  Upon such notice of breach, the breaching Party shall have ten (10) days to cure such breach prior to the exercise of any remedies in connection therewith.

8. Tax Matters.

8.1.            Tax Cooperation.  Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

8.2. Transfer Taxes.   In the event that any sales, use, transfer, stamp, recording or other similar taxes, fees or charges (the “Transfer Taxes”) are assessed at Closing or at any time thereafter on the transfer of any Purchased Assets, then in each instance such Transfer Taxes incurred as a result of the Transactions shall be paid by Purchaser.  Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

8.3. Property Taxes.  All Property Taxes for a Tax period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, based on the number of days of such Tax period included in the Pre-Closing Tax Period and the number of days of such Tax period after the Closing Date (with respect to any such Tax period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.

8.4. Apportionment.  Apportioned Obligations or Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law.  The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 8.2 or 8.3, as the case may be.  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 8.2 or 8.3, as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.  Any payment not made within such time shall bear interest at the rate per annum equal to the rate of interest announced by JPMorgan Chase, N.A. from time to time as its base rate in New York City.

9. Employee Matters.

9.1. Employees and Offers of Employment.

(a) As of the Closing Date, Purchaser shall have no obligation to offer employment to any or all of the employees of the Seller.  The Purchaser intends to retain certain of the employees of the Seller and the Purchaser shall have the right, in its sole discretion, to hire employees of the Seller who are employed in connection with the Business on such terms and conditions as Purchaser shall determine in its discretion (such employees, the "Transferred Employees"), with such employment to commence on or after the Closing Date.

(b) Seller has advised Purchaser that based on its decision to discontinue operations, Seller has informed its employees that Seller is ceasing substantially all operations except for those necessary to operate or sell the Excluded Assets.  Seller has further advised Purchaser that it intends to terminate those employees who it considers to not be necessary to the foregoing operations.  In such event, Seller covenants to Purchaser that it will pay such terminated employees in full for all earned wages and other benefits accrued through the date of termination, and Seller covenants to continue to pay those employees who are not terminated in full for all earned wages and other benefits unless and to the extent directed otherwise by the Bankruptcy Court.

9.2. Employee Records.  Purchaser shall maintain employee records of the Transferred Employees for a period of not less than four (4) years and during that period will afford Seller reasonable access to such records during Purchaser's normal business hours.  Purchaser shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Purchaser's treatment of its employee records.

9.3. Employee Plans.  The Purchaser shall not be responsible or liable for any payments required under the terms of any employee benefit plan or health and welfare plan maintained by Seller.

9.4.            Workers’ Compensation.  Seller shall be liable for all workers’ compensation claims arising out of injuries with an identifiable date of occurrence sustained by Seller’s employees prior to the Closing Date.  Purchaser shall be liable for all workers’ compensation claims arising out of injuries with an identifiable date of occurrence, sustained by Transferred Employees, if any, on and after the dates Purchaser hires them (hereinafter, “Transferred Employees’ Employment Date”), including injuries sustained by a Transferred Employee on or after the Transferred Employees’ Employment Date that are aggravations, exacerbations or re-injuries of medical conditions or diagnoses resulting from injuries that were sustained before the Transferred Employees’ Employment Date.  Notwithstanding any other provision of this Agreement, all workers’ compensation claims must be asserted in accordance with the terms and conditions of applicable workers’ compensation policies and this Section 9.4 shall not enlarge or modify any employee’s right to assert such a claim.

10. Closing Conditions.

10.1. Conditions to Obligations of Purchaser and Seller.  The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) The Bankruptcy Court shall have entered the Sale Order in the Bankruptcy Case, authorizing the Transactions and approving this Agreement and the ancillary agreements contemplated hereby under Sections 105(a), 363 and 365 of the Bankruptcy Code, in form and substance reasonably acceptable to Seller and Purchaser (including a finding that Purchaser is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code and waiving any stay that would otherwise be applicable pursuant to Bankruptcy Rules 6004(g) or 6006(d) and finding that neither the Purchaser nor the Seller are entering into the Transactions fraudulently and the Purchaser is not liable for any debts of the Seller as a successor under federal or State law or under any other legal theory), and as of the Closing Date the Sale Order shall not be stayed, shall be in full force and effect, and shall not have been vacated or reversed.

(b) No injunction, stay or similar order or decree, issued by any court, tribunal or governmental entity, shall be in effect that restrains, enjoins, stays or prohibits the consummation of the Transactions.

10.2. Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

(a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by Seller on or prior to the Closing Date;

(b) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respect at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date); and

(c) Seller shall have taken all reasonable steps, as of the Closing Date, to prepare the Business for any scheduled meetings with the United States Food and Drug Administration.

10.3. Conditions to Obligations of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) of the following further conditions:

(a) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, and

(b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date).

11. Survival; Indemnification.

11.1. Survival.  The (a) representations and warranties of Seller, and (b) covenants and agreements of Seller that by their terms are to be performed before Closing, contained in this Agreement or in any certificate or other writing delivered in connection herewith, shall be extinguished by and shall not survive the Closing.  The covenants and agreements of Seller contained herein that by their terms are to be performed after Closing shall survive the Closing for such terms.

11.2. Indemnification.  Each of Purchaser and Seller agrees to indemnify the other with respect to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees which are alleged to be due and payable with respect to the Transactions and which are asserted as a result of the actions of the indemnifying party.  There shall be no post-Closing indemnification of Purchaser by Seller with respect to any matter not set forth in this Section 11.2.

12. Termination.

12.1. Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Purchaser;

(b) by Purchaser if the Bid Procedures Order is not entered by March 23, 2009;

(c) by Purchaser or Seller if the Sale Order is not entered by March 31, 2009;

(d) by Purchaser, if Seller receives any written communication from the United States Food and Drug Administration that casts substantial doubt on its approval of any pending or potential submission, including a protocol for a clinical trial, relating to the Business.

(e) by Seller or Purchaser, if the Closing shall not have been consummated on or before April 10, 2009 (the “End Date”), unless the Party seeking termination is in breach of its obligations hereunder;

(f) by Seller or Purchaser, if any condition set forth in Section 10.1 is not satisfied, and such condition is incapable of being satisfied by the End Date;

(g) by Purchaser, if any condition set forth in Section 10.2 has not been satisfied, and such condition is incapable of being satisfied by the End Date;

(h) by Seller, if any condition set forth in Section 10.3 has not been satisfied, and such condition is incapable of being satisfied by the End Date; or

(i) by Seller, if Seller executes a definitive agreement with a third party (other than Purchaser) for the acquisition of all or substantially all the Purchased Assets that represents a “higher or better” offer for the Purchased Assets.

The Party desiring to terminate this Agreement pursuant to this Section 12.1 (other than pursuant to Section 12.1(a)) shall give notice of such termination to the other Party in accordance with Section 13.1.

12.2. Effect of Termination.  If this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of any Party (or any stockholder, member, director, manager, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement except as expressly provided in Section 2.7 and Section 7.4.  The provisions of Sections 2.7, 6.1, 7.4, 11.2, 12.2, 12.3, 12.4, 13.1, 13.4, 13.5, 13.6, 13.9 and 13.10 shall survive any termination hereof pursuant to Section 12.1.

12.3. Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

12.4. Exclusive Remedies.  Effective as of Closing, Purchaser waives irrevocably any rights and Claims Purchaser may have against Seller, whether in law or in equity, relating to (i) any breach of representation, warranty, covenant or agreement contained herein and occurring on or prior to the Closing, or (ii) the Purchased Assets, Assumed Liabilities or the Business; provided, however, the covenants contained herein that relate to the post-Closing period shall continue in accordance with their terms and are not waived.  Purchaser and Seller acknowledge and agree that if this Agreement is terminated pursuant to Section 12.1, the provisions of Section 12.2 set forth the sole and exclusive remedies of the Parties.

13. Miscellaneous.

13.1. Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Purchaser, to:

Crabtree Acquisition Co, LLC
28161 N. Keith Dr.
Lake Forest, IL 60045-4528
attn: Mr. Jack Schuler, President
Fax: _____________________

with a copy to:

Harry Gonso, Esq.
ICE MILLER, LLP
One American Square, Suite 3100
Indianapolis, IN 46282
Fax: (317) 236-2122

if to Seller, to:

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia  30004
Attention:  Joseph M. Gaynor, Jr.
Fax:  678-336-2501

with a copy to:

King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia  30309
Attention: Paul Ferdinands, Esq.
Fax: 404-572-5129

If to Seller's Counsel, to:

King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia  30309
Attention: Paul Ferdinands, Esq.
Fax: 404-572-5129

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

13.2. Waivers.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.3. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns (including, in the case of Seller, any Chapter 7 trustee or liquidating agent or other representative appointed under a confirmed plan); provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party.  The foregoing notwithstanding, the Purchaser may assign, delegate or otherwise transfer any or all of its rights and obligations under this Agreement to a wholly-owned subsidiary without the written consent of the Seller.

13.4. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and any applicable provisions of the Bankruptcy Code, without regard to the principles of conflicts of law that would provide for application of another law.

13.5. Jurisdiction.

(a) Prior to the closing of the Bankruptcy Case, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Bankruptcy Court, and each of the Parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.

(b) Upon the closing of the Bankruptcy Case, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any court having subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Georgia, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.

13.6. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

13.7. Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

13.8. Entire Agreement; Amendments; Counterparts.  This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement set forth the entire agreement among the Parties with respect to the subject matter hereof and may be amended only by a writing executed by Purchaser and Seller.  This Agreement may be executed in counterparts, each of which when taken together shall constitute an original.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

13.9. Captions, Interpretation.  The captions contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provisions of this Agreement.

13.10. Disclosure Schedules.  The Parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Purchaser, and (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.  If any Schedule discloses an item or information, the matter shall be deemed to have been disclosed in all other Schedules, notwithstanding the omission of an appropriate cross reference to such other Schedules.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CRABTREE ACQUISITION CO, LLC

By:  /s/JACK W. SCHULER

Name:  Jack W. Schuler

Title:

ATHEROGENICS, INC.

By:  /s/MARK P. COLONNESE

Name:  Mark P. Colonnese

Title:  EVP Commercial Operations and CFO

KING & SPALDING LLP
Solely for the purposes of Section 2.7

By:  /s/PAUL FERDINANDS

Name:  Paul Ferdinands

Title:  Partner